Exhibit 99.1

CARRIZO OIL & GAS, INC.	News

PRESS RELEASE	Contact:	Jeffrey P. Hayden, CFA, VP-Investor Relations
(713) 328-1044
David L. Pitts, Chief Financial Officer
(713) 328-1000

CARRIZO OIL & GAS ANNOUNCES RETIREMENT OF CHIEF FINANCIAL OFFICER

HOUSTON, August 12, 2014—Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) announced today that Paul F. Boling, Vice President, Chief Financial Officer, Secretary, and Treasurer, has retired effective August 11, 2014. In order to ensure an orderly transition of responsibilities, Mr. Boling will stay on as a consultant as necessary.

In connection with Mr. Boling’s retirement, Carrizo has named David L. Pitts, the Company’s current Vice President and Chief Accounting Officer, as its new Chief Financial Officer and Treasurer in addition to his current positions.

S.P. “Chip” Johnson, IV, Carrizo’s President and CEO, commented, “Paul has been with Carrizo for over 11 years. In that time he has contributed significantly to the growth of the Company from one with a market cap of less than $80 million to one with a market cap of more than $2.7 billion today. Paul’s accomplishments and integral contribution to the Company’s success are too numerous to mention, but included raising over $2.5 billion in senior notes, borrowing base and equity during his tenure. Carrizo is grateful that he will stay on to assist in the transition.”

“David has been with Carrizo since 2010 and has been a key part of the Company’s senior financial leadership. We have every confidence in David and expect the transition to be seamless.”

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas from resource plays located in the United States. Our current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas, the Utica Shale in Ohio, the Niobrara Formation in Colorado, and the Marcellus Shale in Pennsylvania.